FREE WRITING PROSPECTUS Dated July 12, 2016	Filed Pursuant to Rule 433 Registration No. 333-208079 Registration No. 333-208079-02

$750+mm Ally Non-Prime/Non-Revolving Auto Finance (AFIN) 2016-2 **PRICING DETAILS**

Joint-Bookrunners: Citi(str), Deutsche Bank and Societe Generale

Co-managers: BMO, Lloyds, MUFG, PNC, and Scotia

CLS	QTY/MMs	WAL	S&P/M*	ExpFin	LglFin	BMK	Sprd	Yld	CPN	Price
A1	$168.00	0.22	A-1+/P-1	01/17	7/20/17	Yld%		0.750%	0.75%	100.00000
A2A	$137.00	0.88	AAA/Aaa	11/17	1/22/19	EDSF	58	1.327%	1.32%	99.99707
A2B	$75.00	0.88	AAA/Aaa	11/17	1/22/19	1-ML	59			100.00000
A3	$212.00	1.85	AAA/Aaa	12/18	6/22/20	EDSF	63	1.469%	1.46%	99.99174
A4	$73.64	2.73	AAA/Aaa	07/19	1/20/21	ISWPS	75	1.644%	1.63%	99.97763
B	$23.22	3.12	AA/Aa1	10/19	3/22/21	ISWPS	120	2.121%	2.11%	99.99491
C	$38.70	3.37	A/Aa3	12/19	6/21/21	ISWPS	150	2.437%	2.42%	99.98474
D	$27.09	3.42	BBB+/Baa1	12/19	11/20/23	ISWPS	225	3.190%	3.16%	99.97088

*Expected Ratings

***Transaction Details***

Format	: Public
Expected Ratings	: S&P and Moody’s
BBG Ticker	: AFIN 2016-2
Settle	: July 20th, 2016
First Pay	: August 22nd, 2016
Payment Date	: Monthly on the 20th (or next business day)
ERISA	: Yes
Min Denoms	: 1k x 1k
Delivery	: DTC, Euroclear, Clearstream
B&D	: Citi

CUSIPS:

A1	: 13974MAA4
A2a	: 13974MAB2
A2b	: 13974MAH9
A3	: 13974MAC0
A4	: 13974MAD8
B	: 13974MAE6
C	: 13974MAF3
D	: 13974MAG1

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.